SETTLEMENT PROMISSORY NOTE
35,000.00 USD
June 22, 2017

The 'Borrower', Bravo Multinational Incorporated (the "company"), a Delaware Corporation, with office located at 590 York Road Unit 2, Niagara On The Lake, Ontario Canada and the 'Lender', Martin Wolfe located at 1807-7 Townsgate Dr., Thornhill, Ontario Canada agree to the terms herein.

Principle Amount: $35,000.00 USD

1. For value received as per an employment contract of the Lender with the Borrower, dated March 24, 2015, the Borrower promises to pay to the Lender delivered to his address the principle amount in full. The payments of the principle amount will be made as described herein.
2. Payments shall be made as follows:
   - $5,000 payment upon mutual signing of this Note - courier to Lender

   (if the $5000 payment is not paid, this agreement is fully voided and the Preferred shares owned by Mr Wolfe will NOT be cancelled)
   - $2,500 payment on June 30, 2017 and eleven payments on the 30th of each month starting July 30th 2017 of $ 2,601.11 which includes principle and interest at 8%. The total interest is $1,112.18.

     (monthly payments will be paid by company cheque and will be delivered to the lender at least 2 days prior to each payment due date)
3. This note will be paid –in- full on or before May 31st, 2018 ("final payment")
4. At any time while not in default under this Note, the Borrower may pay the outstanding principle balance in whole or part to the Lender without notice or bonus.
5. All costs, expenses and expenditures including, and without limitation, the complete legal cost incurred by the Lender in enforcing the Note as a result of any default by the Borrower, will be added to the principle then outstanding and will immediately paid by the Borrower.
6. If any term, covenant or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties intent that such provision be reduced in scope by the court only to the extent deemed necessary by the court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.
7. This Note will be construed in accordance with and governed by the laws of the Province of Ontario.
8. Upon receipt of full payment under this NOTE, all parties shall be from that point irrevocably released from any further obligation to the other under the terms of this NOTE.
9. This PROM NOTE supersedes all other agreements, including Martin Wolfe's CFO employment which became nullified at the time Mr. Wolfe resigned his employment with Bravo Multinational, Incorporated, effective February 28, 2017. As such, Mr. Wolfe

agrees to hold Bravo Multinational, Incorporated, its directors, its officers and its consultants harmless on ALL related and nonrelated issues resulting from his resignation with Company, and as described in the 'Corporation Release', (except item 10 below).

10. Bravo Multinational, Inc. remains liable for paid (receipted) expenses of the Lender which will be paid upon receipt by the company of supporting documentation and receipts of such expenses, all receipts and supporting documentation of expenses must be sent to the office of Bravo Multinational Incorporated by July 15, 2017.
11. This Note will serve to the benefit of and be binding upon both parties.

In WITNESS WHEREOF the Borrower's Board of Directors and Lender have duly affixed their signatures under seal on the 22st day of June, 2017.

Borrower

X ______________________________

Paul Parliament – Chairman of The Board

X ______________________________

Richard Kaiser – Director

X ______________________________

Douglas Brooks – Director

Lender

X ______________________________

Martin Wolfe